UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

June 27, 2023

Date of Report (Date of earliest event reported)

Chimerix, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35867	33-0903395
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2505 Meridian Parkway, Suite 100 Durham, NC	27713
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 806-1074

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CMRX	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Michael Sherman’s Retirement as President and Chief Executive Officer

(b)       On June 27, 2023, Chimerix, Inc. (the “Company”) issued a press release announcing that Michael Sherman intends to retire as the Company’s President and Chief Executive Officer, and that the Board of Directors (the “Board”) of the Company had appointed Michael Andriole, age 50, to succeed Mr. Sherman as the Company’s President and Chief Executive Officer, effective August 1, 2023 (the “Transition Date”). A copy of the press release announcing the retirement of Mr. Sherman and the appointment of Mr. Andriole is attached hereto as Exhibit 99.1. Mr. Sherman and the Company entered into a letter agreement with respect to the transition of his employment, a copy of which is attached hereto as Exhibit 99.2.

Appointment of Michael Andriole as President and Chief Executive Officer

(c)        Prior to his appointment as the Company’s President and Chief Executive Officer, Mr. Andriole served as the Company’s Chief Business Officer and Chief Financial Officer since 2019. Prior to joining the Company, Mr. Andriole served as Chief Financial Officer of Endocyte, Inc., a clinical-stage biotechnology company developing targeted treatments for prostate and other cancers. Prior to joining Endocyte, Mr. Andriole spent 16 years at Eli Lilly and Company in a range of financial, marketing and global business development roles. Mr. Andriole earned a BSBA from Xavier University’s Williams College of Business and an MBA from Indiana University’s Kelley School of Business.

In connection with his appointment as the Company’s President and Chief Executive Officer, Mr. Andriole entered into an amended offer letter (the “CEO Offer Letter”) with the Company dated June 27, 2023. Pursuant to the CEO Offer Letter, Mr. Andriole will be entitled to receive a base salary of $600,000 per year and will be granted a stock option to purchase up to 150,000 shares of the Company’s common stock (the “CEO Option”), 25% of which will vest on the first anniversary of the Transition Date, and the remainder of which will vest in equal monthly installments thereafter over three years, subject to Mr. Andriole’s continued service. The CEO Option will have an exercise price equal to the closing price of the Company’s common stock on the Transition Date. Mr. Andriole will also be granted time-based restricted stock unit awards (the “RSUs”) to purchase 25,000 shares of the Company’s common stock, which will vest in equal annual installments over a four-year period commencing on the Transition Date, subject to Mr. Andriole’s continued service. In addition, Mr. Andriole will be entitled to a discretionary annual performance-based cash bonus, with a target bonus equal to 55% of his base salary.

Furthermore, as Chief Executive Officer, Mr. Andriole will be entitled to the following severance benefits under the Company’s Officer Change in Control Severance Benefit Plan:

•	upon a covered termination that does not occur within thirty days prior to or thirteen months following a change of control transaction, Mr. Andriole will be entitled to (i) payments equal to 15 months of base salary, (ii) accelerated vesting of all outstanding time-based stock options and other time-based stock awards as if Mr. Andriole had completed service for an additional 15 months, and (iii) payment of COBRA benefits for a period of 15 months; and

•	upon a covered termination that occurs within the thirty days prior to or thirteen months following a change of control transaction, Mr. Andriole will be entitled to (i) payments equal to 18 months of base salary, (ii) payment of COBRA benefits for a period of 18 months, (iii) a lump sum payment equal to his target bonus for the year of termination, and (iv) 100% vesting of all outstanding stock options and other stock awards.

A copy of the CEO Offer Letter is attached hereto as Exhibit 99.3.

Mr. Andriole previously entered into the Company’s standard form of indemnification agreement for executive officers and directors.

Michael Andriole’s Election as Director, Michael Sherman’s Appointment as Chair of the Board, and Martha J. Demski’s Appointment as Lead Independent Director

(d)       Effective as of the Transition Date, the Board appointed Mr. Andriole to serve as a Class I director of the Company. Additionally, effective as of the Transition Date, the Board appointed Mr. Sherman as Chair of the Board to succeed Martha J. Demski in that role and appointed Ms. Demski to serve as Lead Independent Director.

In accordance with the Company’s non-employee director compensation policy, as amended, Mr. Sherman will be entitled to receive a $35,000 annual chair service retainer for his service as Chair of the Board, and Ms. Demski will be entitled to receive a $35,000 annual lead independent director service retainer for her service as Lead Independent Director, respectively, in addition to each receiving a $40,000 annual board service retainer.

A copy of the Company’s non-employee director compensation policy, as amended, is attached hereto as Exhibit 99.4.

Each of Mr. Sherman and Ms. Demski previously entered into the Company’s standard form of indemnification agreement for executive officers and directors.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release of Chimerix, Inc., dated June 27, 2023.
99.2	Letter Agreement with Michael Sherman, dated June 27, 2023.
99.3	Amended Employment Offer Letter to Michael Andriole, dated June 27, 2023.
99.4	Chimerix, Inc. Non-Employee Director Compensation Policy.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chimerix, Inc.

Dated: June 27, 2023
	By:	/s/ Michael T. Andriole
Michael T. Andriole
Chief Business and Financial Officer